Exhibit 10.8

SECOND AMENDMENT TO ACCOUNT PURCHASE AGREEMENT

This Second Amendment to Account Purchase Agreement dated as of this 1st day of October, 2007 shall modify that certain Account Purchase Agreement dated November 14, 2006, as amended (the “Agreement”), by and between Wells Fargo Bank, National Association, acting through its Wells Fargo Business Credit operating division (“WFBC”), and MPC-G, LLC (“Customer”).

For good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, WFBC and Customer agree to amend the Agreement as follows:

1.             The following definition shall be added to the Agreement:

“Affiliate” shall mean MPC-Pro, LLC, MPC Computers, LLC and MPC Solution Sales, LLC.

2.             Section 2.13 of the Agreement is deleted in its entirety and replace with the following language:

2.13        “Minimum Fee” shall be a monthly minimum fee calculated as follows:  the WFBC Discount times $30,000,000 times 30 divided by 360. This fee is to be paid as stated in Section 6.06 below.

2.             Section 2.20 of the Agreement is deleted in its entirety and replace with the following language:

2.20        “WFBC Discount” shall be a fee which shall be equal to the lesser of the gross face amount of the Account multiplied by (i) the sum of the Prime Rate, plus 0.75% per annum, or (ii) the lawful maximum, if any, in effect from time to time for advances of the type, in the amount, for the purposes and otherwise of the kind herein contemplated. Such fee shall be computed on a daily basis starting on the date each Account is purchased through and including the date of receipt of good funds paying each Account in full. The fee shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

2.20(a) If any Event of Default exists, the WFBC Discount may increase in an amount up to the Prime Rate plus 3.75 % per annum to be determined by WFBC at its sole discretion (but in no event shall such fee be more than the lawful maximum, if any, in effect from time to time for advances of the type, in the amount, for the purposes and otherwise of the kind herein contemplated).

2.20(b) WFBC may, upon prior written notice to Customer, change the amount of any fee or charge provided for herein at its sole discretion; provided, however, the Minimum Fee, Termination Fee and the Facility Fee will not be modified under this provision.

3.             Section 4.02(c) of the Agreement is deleted in its entirety and replace with the following language:

4.02(c) Customer shall not pledge, transfer or grant any additional consensual Lien in any personal property or Accounts of Customer nor shall Customer consent to the placement of any additional Lien by any other party on any Collateral for the term of this Agreement and for as long as Customer may be required to repurchase any Account or is indebted to WFBC hereunder without the written consent of WFBC. Customer shall provide

Initials:

written notice to WFBC immediately upon obtaining any knowledge, from any source, of the assertion, filing, recording or perfection by any means, of any non-consensual Lien against the Collateral.

4.             Section 5.01 of the Agreement is deleted in its entirety and replaced with the following language:

5.01  Security Interest/Collateral:  As further inducement for WFBC to enter into this Agreement, Customer grants to WFBC, as collateral for the repayment of any and all obligations and liabilities whatsoever of Customer to WFBC, a security interest, under the Uniform Commercial Code, in the following described property, as defined under the Uniform Commercial Code:  All presently existing or hereafter arising, now owned or hereafter acquired property including, but not limited to, accounts, general intangibles, contract rights, investment property, deposit accounts, the Collected Reserve established hereunder, inventory, instruments, chattel paper, documents, insurance proceeds, and all books and records pertaining to accounts and all proceeds and products of the foregoing property together with a controlled collateral account to be maintained by Customer and the Affiliates at Wells Fargo Bank, N.A. and controlled by WFBC with a balance of $3,500,000 (the “Collateral Account”) which account shall serve as additional collateral for Customer’s obligations to WFBC hereunder. The Collateral Account shall be interest bearing and the interest shall accrue to the benefit of Customer in the absence of the occurrence of an Event of Default.

5.             Section 6.06 of the Agreement is deleted in its entirety and replaced with the following language:

6.06  Minimum Fees, Early Termination Fee and Facility Fee:  Customer shall pay the  Minimum Fee each month during the Term (and any renewals hereof) and Customer shall pay any deficiency between the Minimum Fee and the fees paid under Section 2.20 hereof on a quarterly basis the fifteenth (15th) day of the next calendar quarter. In the event Customer terminates this agreement prior to the end of the Term, in lieu of further Minimum Fees after the full pay off of WFBC, Customer shall pay WFBC $1,000,000 if such termination occurs during the first year of the Term, $750,000 if the termination occurs during the second year of the Term and $500,000 if the termination occurs during the third year of the term (each, the “Termination Fee”). Customer shall pay a Facility Fee in the amount of $100,000 on or before November 14, , 2007 and annually thereafter on the 14th day of November  in the amount of $200,000. WFBC agrees that if Customer obtains financing from any Wells Fargo & Co. entity and such financing is utilized for paying off all obligations to WFBC hereunder, including the repurchase of all Accounts, and Customer ceases selling Accounts hereunder, Minimum Fees for the remainder of the then current Term shall be waived from the date of the full pay off to WFBC or the date selling of Accounts ceases, whichever is later. WFBC agrees that in calculating the Minimum Fee hereunder, the fees paid by the Affiliates will be credited towards such Minimum Fee.

In witness whereof, this Second Amendment to Account Purchase Agreement is entered into as of the date first set forth above.

MPC Computers, LLC
WELLS FARGO BANK, NATIONAL ASSOCIATION		By: GTG Holdings, LLC
Its: Sole Member and Manager
By:	/s/ Matthew Howe	By:	/s/ Curtis Akey
	(Sign)		(Sign)
By	Matthew Howe	By:	Curtis Akey
	(Print)		(Print)
Title:	Vice President	Title:	Vice President

Date:	9-28-07	Date:	10-1-07

GUARANTOR CONSENT AND AGREEMENT

The undersigned Guarantor consents to the within Amendment to Account Purchase Agreement and agrees that the execution thereof by WFBC and Customer shall not impair or otherwise affect Guarantor’s obligations and duties to WFBC with regard to the Agreement, as amended, all of which are hereby reaffirmed. This consent and agreement shall be effective as of the effective date of the Amendment.

MPC Corporation f/k/a HyperSpace Communications, Inc.

	By:	/s/ Curtis Akey
Curtis Akey
	Its :	Vice President

Address:
906 E. Karcher Rd.
Nampa, ID 83687